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                                                                     EXHIBIT 8.1

                  [MULDOON, MURPHY & FAUCETTE LLP LETTERHEAD]



                               February 18, 2000



Provident Bankshares Corporation
114 East Lexington Street
Baltimore, Maryland 21202

     Re:  Provident Bankshares Corporation
          Provident Trust II
          Registration Statement on Form S-3
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Gentlemen:

     We have acted as special counsel for Provident Bankshares Corporation, a Maryland corporation (the "Company"), and Provident Trust II (the "Trust"), a statutory business trust created under the laws of Delaware, in connection with the above-captioned registration statement on Form S-3, initially filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), on February 18, 2000 (such registration statement, as amended, being hereinafter referred to as the "Registration Statement"), for the purpose of registering the Preferred Securities issued by the Trust and the Subordinated Debentures issued by the Company to the Trust in connection with such issuance of the Preferred Securities. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Registration Statement.

     In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the certificate of trust (the "Certificate of Trust") filed by the Trust with the Secretary of State of the State of Delaware on February 11, 2000; (ii) the Declaration of Trust, dated as of February 11, 2000, with respect to the Trust; (iii) the form of the Amended and Restated Declaration of Trust with respect to the Trust; (iv) the form of the Preferred Securities of the Trust; (v) the form of Guarantee between the Company and Bankers Trust Company, as trustee; (vi) the form of Subordinated Debentures; and (vii) the form of the indenture (the "Indenture") between the Company and Bankers Trust Company, as trustee, in each case in the form filed as an exhibit to the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates, and records as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein.
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Provident Bankshares Corporation
February 18, 2000
Page 2


     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed by parties other than the Company or the Trust, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties. In addition, we have assumed that the Amended and Restated Trust Agreement, the Preferred Securities, the Guarantee, the Subordinated Debentures and the Indenture when executed, will be executed in substantially the form reviewed by us and that the terms of the Subordinated Debentures when established in conformity with the Indenture will not violate any applicable law. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers, trustees, and other representatives of the Company, the Trust and others.

     We hereby confirm that, although the discussion set forth under the heading "Certain Federal Income Tax Consequences" in the form of Prospectus for the offering of Preferred Securities constituting a part of the Registration Statement ("Prospectus") does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities, in our opinion, such discussion constitutes, in all material respects, a fair and accurate summary, in general terms, of the United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities, based upon current laws as they relate to holders described therein. It is possible that contrary positions with regard to the purchase, ownership and disposition of the Preferred Securities may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

     Additionally, based upon the facts, assumptions and representations set forth or referred to herein, and the accuracy of such facts, assumptions and representations as of the date hereof, it is our opinion that the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, each holder of Preferred Securities will be treated as owning an undivided beneficial interest in the Subordinated Debentures.

     The opinions expressed in this letter are based on the Internal Revenue Code of 1986, as amended, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the position of the Internal Revenue Service (the "Service") reflected in published and private rulings. There can be no assurances that future legislation or administrative changes, court decisions or Service Interpretations would not significantly modify the statements or opinions expressed herein.
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Provident Bankshares Corporation
February 18, 2000
Page 3

     Our opinion is limited to those federal income tax issues specifically considered herein and is addressed to and is only for the benefit of the Company and the Trust in connection with the filing of the Registration Statement and, except as set forth below, is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without our written consent. We do not express any opinion as to any other United States federal income issues, or any state, local or foreign tax issues. Although the opinions herein are based upon our best interpretation of existing sources of law and express what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

     We hereby consent to the use of our name under the captions "Certain Federal Income Tax Consequences" and "Validity of Securities" in the Prospectus and the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof and applies only to the disclosures set forth in the Prospectus and Registration Statement. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

                              Very truly yours,

                              /s/ Muldoon, Murphy & Faucette LLP

                              MULDOON, MURPHY & FAUCETTE LLP